                                                                     EXHIBIT 2.8






                            STOCK PURCHASE AGREEMENT

                                      AMONG

             B.N. TECHNOLOGY, INC., BERND NEUMANN, ANNEDORE SOMMER,

                                       AND

                               SAGE NETWORKS, INC.
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                                TABLE OF CONTENTS

                                                                                                           PAGE


Article I. PURCHASE AND SALE OF STOCK.......................................................................1

   Section 1.01   Purchase and Sale.........................................................................1

Article II. PURCHASE PRICE..................................................................................2

   Section 2.01   Purchase Price............................................................................2

Article III.................................................................................................2

   Section 3.01   The Closing Date..........................................................................2
   Section 3.02   Further Assurances........................................................................2

Article IV. REPRESENTATIONS AND WARRANTIES..................................................................2

   Section 4.01   Representations and Warranties of the Primary Shareholder.................................2
   Section 4.02   Representations of the Buyer.............................................................10

Article V. CERTAIN COVENANTS...............................................................................11

   Section 5.01   Survival of Representations and Warranties; Indemnification..............................11
   Section 5.02   Company Audit............................................................................12

Article VI. DELIVERIES AT CLOSING..........................................................................12

   Section 6.01   Deliveries by the Company and the Shareholders...........................................12
   Section 6.02   Deliveries by the Buyer..................................................................13

Article VII. OBLIGATIONS FOLLOWING CLOSING.................................................................14

   Section 7.01   Further Cooperation......................................................................14
   Section 7.02   Transition Assistance and Adjustments....................................................14
   Section 7.03   Taxes. 14

Article VIII. MISCELLANEOUS................................................................................14

   Section 8.01   Governing Law; Jurisdiction..............................................................14
   Section 8.02   Counterparts.............................................................................15
   Section 8.03   Confidentiality..........................................................................15
   Section 8.04   Entire Agreement; Amendments.............................................................15
   Section 8.05   Severability.............................................................................15
   Section 8.06   Benefit; Assignment......................................................................15
   Section 8.07   Construction.............................................................................15
   Section 8.08   Imputed Knowledge........................................................................16
   Section 8.09   Notices..................................................................................16
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                            STOCK PURCHASE AGREEMENT

                  AGREEMENT made as of this 31st day of August, 1998 between B.N. TECHNOLOGY, INC., a California corporation with a principal place of business at 7787 Sunset Boulevard, #102, Los Angeles, CA 90046 (the "Company"),
BERND NEUMANN, an individual residing at the address set forth on Exhibit A, ANNEDORE SOMMER, an individual residing at the address set forth on Exhibit A
(collectively, "Shareholders"), and SAGE NETWORKS, INC., a Delaware corporation having an office at 215 First Street, Cambridge, MA 02142 ("Buyer").

                              W I T N E S S E T H:

                  WHEREAS, the Shareholders are the holders of all of the outstanding shares of the authorized capital stock of the Company;

                  WHEREAS, the Company conducts an Internet Web hosting business
(hereinafter, the "Business");

                  WHEREAS, the Shareholders wish to sell to the Buyer and Buyer wishes to purchase from Shareholders all of the outstanding shares of the Company and all associated goodwill, all on the terms and subject to the conditions provided herein.

                  NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

                                   ARTICLE I.

                           PURCHASE AND SALE OF STOCK

                  SECTION 1.01 PURCHASE AND SALE.

                  In reliance on the representations, warranties and covenants herein and subject to the terms and conditions of this Agreement, on the Closing
Date the Shareholders will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from the Shareholders 100,000 shares of common stock, no par value, of the Company, representing all of the issued and outstanding shares of common stock of the Company (the "Company Common Stock").

                                  ARTICLE II.

                                 PURCHASE PRICE

                  SECTION 2.01 PURCHASE PRICE.

                  In consideration of the sale and transfer of the Company Common Stock by the Shareholders, subject to the terms and conditions of this Agreement and on the basis of the representations and warranties of the Primary Shareholder (as defined below) contained herein, on the Closing Date (as defined below), Buyer shall pay to the Shareholders in cash the amount of $2,000,000 (Two Million Dollars) (the "Purchase Price"), by certified or official bank check payable to the order of the Shareholders, or by wire transfer of federal funds to the account of the Shareholders, as the Company and the Shareholders shall direct in writing on or before the Closing Date.

                                  ARTICLE III.

                                     CLOSING

                  SECTION 3.01 THE CLOSING DATE.

                  The purchase and sale provided for in this Agreement (the "Closing") shall take place on August 31, 1998 at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m. New York time, or as otherwise mutually agreed upon by the parties (the "Closing Date").

                  SECTION 3.02 FURTHER ASSURANCES.

                  The Shareholders agree that, at any time and from time to time after the Closing Date, they will, upon request, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, all such further reasonable deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer the Company Common Stock and any assets, properties or rights associated with the Business (including, without limitation, the Company's internet address), or for defending or compromising any of the liabilities and obligations of the Business.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01 REPRESENTATIONS AND WARRANTIES OF THE PRIMARY SHAREHOLDER.

                  Bernd Neumann (the "Primary Shareholder") represents and warrants to Buyer as follows:

         (a) Organization; Good Standing; Stock Ownership; Capitalization.

                  (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as set forth on Exhibit A, and has the corporate power and authority to own or lease its properties and to conduct its business as currently conducted. The Company maintains offices only at the site(s) listed on Exhibit A and has no operations other than from those site(s).

                  (ii) The Shareholders are all the beneficial and/or record owners of the issued and outstanding shares of capital stock of the Company and the Shareholders own the number of shares of such stock set forth opposite his or her name on Exhibit A. The Shareholders are the beneficial and record owners of the Company's capital stock, free and clear of any liens, encumbrances or restrictions on transfer of any nature whatsoever other than the obligations of Shareholders arising under this Agreement to sell the Company's capital stock to Buyer. Except for this Agreement and the transactions contemplated hereby, no Shareholder has any legal obligation, absolute or contingent, to any person or firm to sell the Company's capital stock or to enter into any agreement with respect thereto. Other than the Shareholders, no other person or entity has ever been a shareholder of the Company.

                  (iii) The Company's authorized capital consists exclusively of 100,000 shares of common stock, no par value, all of which are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. There are no existing options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to the Company's capital stock. The Company has no outstanding securities convertible into or exchangeable or exercisable for any shares of common stock or any options, calls or commitments of any character whatsoever with respect to the issuance of such convertible securities. The Company owns no equity interests, convertible securities, marketable securities, notes or other obligations evidenced by written instruments of any other firm or entity. The Company has no subsidiaries.

                  (b) Corporate Authorization. The execution, delivery and performance by each Shareholder and the Company of this Agreement has been authorized and approved by all requisite corporate and other action on the part of such Shareholder and the Company, and no other corporate or other approval or authorization is required on the part of any Shareholder, the Company, any trustee or any other person by law or otherwise in order to make this Agreement the valid, binding and enforceable obligations of such Shareholder and the Company, respectively. This Agreement is enforceable against the Shareholders and the Company in accordance with its terms. Set forth on Exhibit 4.01(b) is a list of officers and directors of the Company, all trade names used by the Business and all jurisdictions in which the Business is conducted.

         (c)      The Company's Assets.

                  (i) All vendor and customer contracts, confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which the Company is a party and which relate in any manner to the Business and/or the relationship between the Company and the Customers (hereinafter defined) or its vendors, whether written or oral, shall be referred to herein collectively as the "Business Agreements". The Company has delivered to Buyer, on or before the Closing Date, true and correct copies of all written Business Agreements and detailed summaries of all oral Business Agreements. Attached hereto as Exhibit 4.01(c)(i)(1) are true and correct copies of the only forms of agreements which have been entered into between the Company and its Customers concerning the Business and each Customer has entered into an agreement with Company in such form. Annexed as Exhibit 4.01(c)(i)(2) is a detailed summary of all oral Business Agreements, as well as a copy of all written Business Agreements between the Company and vendors or service providers, or which relate to any strategic partnerships, reselling arrangements or joint ventures between the Company and others, concerning the Business. Listed on Exhibit 4.01(c)(i)(3) is a description of each and every real estate, equipment and personal property lease (collectively, the "Leases") to which the Company is a party and which relates to the Business. The Leases are also included within the definition of Business Agreements as said term is used herein. Neither the Company nor any other party is in default under any Business Agreement and no other party to any Business Agreement has made any claim or given the Company notice of any dispute under any Business Agreement, except as set forth on Exhibit 4.01(c)(i)(4). Each Business Agreement is in full force and effect and the Company has obtained all required consents to permit the Company to continue to be a party to and enforce the Business Agreements after the Closing of the sale of the Company Common Stock to Buyer hereunder, except as set forth on Exhibit 4.01(c)(i)(5). The Company is not the owner or lessee of any motor vehicles which are used in the Business. The Company does not own or lease any interest in any real property or lease any equipment used in the Business, except as expressly stated on Exhibit 4.01(c)(i)(3).

                  (ii) All of the tangible assets of the Company used in the Business, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, business machines and telephones, telephone systems, parts and accessories presently utilized by the Company in the Business, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as
         Exhibit 4.01(c)(ii) is a true and correct list or description of the material Tangible Assets. As of the Closing Date, each of the Tangible Assets is in good and operable condition, reasonable wear and tear excepted.

                  (iii) All patents, trademarks, trade names, service marks, service names, logos, designs, formulations, copyrights and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, research and development, all telephone numbers, facsimile numbers, e-mail addresses and Internet domain addresses (including, without limitation, all Internet domain addresses of Customers parked on the Company's servers), all Web sites and all computer programs, control panels, surcharge calculators, data bases and software documentation owned or used by the Business, if any, other than off-the-shelf software licensed by the Company, shall be referred to herein collectively as the "Intellectual Property". The "Intellectual Property" comprises all intellectual property rights necessary or advisable for the conduct of the Business as currently conducted. Attached hereto as Exhibit 4.01(c)(iii) is a true and correct list of all of the Intellectual Property (and where practicable, a copy thereof). Exhibit 4.01(c)(iii) also indicates which of such items have been patented or registered or are in the process of application for same. The Company is the sole owner, free of any lien or encumbrance, of all the Intellectual Property listed in Exhibit 4.01(c)(iii). The Company has taken all necessary and reasonable actions to protect its rights in Intellectual Property owned by it. The Company's rights in the Intellectual Property are valid and enforceable. Except as disclosed on Exhibit 4.01(c)(iii), the Company has received no demand, claim, notice or inquiry from any Person in respect of the Intellectual Property which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, the Intellectual Property, and the Company knows of no basis for any such challenge. The Company is not in violation or infringement of, and has not violated or infringed, any Intellectual Property Rights of any other Person. To the knowledge of the Company, no third party is infringing on the rights of the Company in and to the Intellectual Property. Except on an arm's-length basis for value and other commercially reasonable terms, the Company has not granted any license with respect to the Intellectual Property to any Person. Also attached to Exhibit 4.01(c)(iii) is a true and complete list of all software licensed by the Company and used in operating and maintaining the Business (collectively, the "Licensed Software"). The Company has valid, royalty free and fully-paid licenses for all of the Licensed Software.

                  (iv) Contained on a computer diskette provided by the Company to Buyer, is a true and complete copy of the Company's customer list as of July 31, 1998 relating to the Business which includes, in the case of each customer, the name of the customer, its billing and domain addresses, identity and contact information of each relevant contact person, a statement of the monthly or annual (as indicated) service charges relating to such customer and the Company's files regarding such Customer (the "Customer List"). The Customer List does not include approximately 1,100 new customers added since July 31, 1998 and 300 server customers whose domain names are listed on Exhibit 4.01(c)(iv). Approximately 500 to 1000 customers included on the Customer List have terminated since the formation of the Company. All customers of the Company relating to the Business, including without limitation, those customers included on the Customer List, together with the good will and business opportunities of the Company as it relates to the Business shall be referred to herein as the "Customers".

                  (v) As used herein, the term "the Company's Assets" shall be defined as all classes of assets of the Company as shown on the Company's unaudited financial statement as of December 31, 1997 (annexed as Exhibit 4.01(c)(v)(1)), including, without limitation, the Business Agreements, the Tangible Assets, the Intellectual Property, together with all goodwill associated with and symbolized by the trademarks, trade names, service marks, service names and logos included therein, the Customer List, the Customers, the Software Licenses and all other assets of the Company used in connection with the operation of the Business, wherever located, tangible or intangible, including without limitation, all rights the Company may have under any insurance policies, and all books, records and files (whether in paper or electronic format). The Company's Assets are not subject to (i) any lien or encumbrance of any character whatsoever except as set forth on Exhibit 4.01(c)(v)(2) or (ii) any adverse claims by any third parties. The Company's Assets include all rights, properties, interests and assets used by the Company and/or necessary to permit the Company to carry on the Business as presently conducted by the Company.

                  (vi) The Company and the Shareholders reasonably expect that the business represented by the Business Agreements will continue after the date hereof subject to normal customer turnover. Neither the Shareholders nor the Company has any knowledge that any customers included on the Customer List intend to terminate their relationship with the Company or significantly reduce the amount of business they presently do with the Company.

         (d) Financial Statements. The Company has delivered to the Buyer (see
Exhibit 4.01(c)(v)(i)) copies of the Company's unaudited financial statements for the last two fiscal years of the Company ended December 31, 1997 and 1996, respectively, and unaudited financial statements for the six months ending June 30, 1998, each of which reflect the assets, liabilities, net worth, profit and loss, and cash flow of the Company with respect to the Business at the date of such statements and for the period then ended and a cash basis unaudited statement for the month ending July 31, 1998. All financial statements referred to herein are complete and correct in all material respects, present fairly the financial condition and results of operations of the Company as at the dates of such statements and have been prepared in accordance with generally accepted accounting principles. The books of account and records of the Company have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of the Company. The Company has no material liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) which are not fully accrued or reserved against in the Company's financial statements in accordance with generally accepted accounting principles. Except as set forth on Exhibit 4.01(d) the Company has no bad debts as of the Closing Date. Since the last day of the Company's last fiscal year, the Company has conducted the Business only in the ordinary and usual course and has not experienced any material adverse change in the Business or the financial condition of the Company. Since July 31, 1998, the Company has had no loss in net monthly recurring revenue from the Business. Since July 31, 1998, there has not been any change in the number of shares of capital stock of the Company issued or outstanding or any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of the Company's capital stock. Between July 31, 1998 and the Closing Date, the Company and the Shareholders warrant and represent that they have not withdrawn, expended or applied any cash or other assets of the Company, except in the ordinary course of operations of the Business of the Company in accordance with past practices of the Company, including amounts that have been paid to any officer, director or shareholder for salaries.

         (e) Existing Employment Arrangements. Except as set forth on Exhibit 4.01(e) the Company has no employment agreements, labor or collective bargaining agreements and there are no employee benefit or compensation plans agreements, arrangements or commitments (including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company for any employees of the Company or with respect to which the Company has liability, or makes or has an obligation to make contributions ("Employee Plans").

                  Each Employee Plan that is an employee welfare benefit plan as defined under Section 3(1) of ERISA is funded through an insurance company contract. Each Employee Plan by its terms and operation is in compliance with all applicable laws and all required filings with respect to Employee Plans have been made. Neither the Company nor any entity that is or was at any time treated as a single employer with the Company under Section 414(b), (c) (m) or (o) of the Code has at any time maintained, contributed to or been required to contribute to, or has any liability with respect to, any plan subject Title IV of ERISA. The events contemplated by this Agreement (either alone or together with any other event) will not (w) entitle any employees to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan or compensation to any Company employees or
(y) result in any payments (including parachute payments) under any Employee Plan or law becoming due to any employee. There are no pending or, to the knowledge of the Shareholders or the Company, threatened strikes, job actions or other labor disputes affecting the Company or its employees and there have been no such disputes for the past three years. Also set forth on Exhibit 4.01(e) is a true and complete list of all employees of the Company employed in connection with the Business, which list provides, among other things, the name, residence address, title, job description and salary information concerning each employee.

         (f) Claims, Litigation, Disclosure. There is no claim, litigation, tax audit, proceeding or investigation pending or, to the Company's or any Shareholder's knowledge, threatened against the Company, with respect to the Business or any of the assets of the Company (including, without limitation, any claims of infringement or actions of opposition with respect to Intellectual Property), nor does the Company nor any Shareholder know of any facts which would provide a basis for any such claim, litigation, audit, proceeding or investigation.

         (g) Taxes. Except as specifically set forth on Exhibit 4.01(g) (the "Tax Liabilities"), the Company has correctly prepared and timely filed all Federal, state and local tax returns, estimates and reports, and paid all such taxes as and when due. For purposes of this paragraph and Section 7.03, taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, franchise, sales, use and withholding taxes). The Company is not a party to any tax sharing agreement.

         (h) No Other Agreements to Sell Assets or Business. The Company is not a party to any existing agreement which obligates the Company or the Shareholders to sell to any other person or firm the Company's Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

         (i) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Company or the Shareholders have made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Company and/or the Shareholders are responsible to pay a finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement is the party or parties listed in item 6 on Exhibit A, if any, and the Shareholders shall be solely responsible for the payment of any such fee, commission or payment.

         (j) Environmental Compliance.

                  (i) To the best of the Shareholders' and the Company's knowledge, neither the Company nor any operator of the Company's properties is in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (hereinafter "Environmental Laws").

                  (ii) Neither the Company nor any Shareholder has received a notice, complaint, order, directive, claim or citation from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that the Company or any predecessor may have any liability or obligation under any Environmental Law.

                  (iii) (A) To the best of the Shareholders' and the Company's knowledge, no portion of the property of the Company has been used by any person for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by the Company each of which is listed as a Site on Exhibit A; (C) in the course of any activities conducted by the Company or its invitees, agents, contractors, licensees or employees in connection with the Business of the Company, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws; and (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by the Company, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

                  (iv) The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. There have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or previously owned, leased, or operated properties of the Company.

                  For purposes of this Section, "Hazardous Material" shall mean any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

                  (k) Year 2000. To the best of the Shareholders' and the Company's knowledge, based upon the best computer industry information and technology available at the time of the Closing, all information technology included in the Company's Assets, including, without limitation, in all products and services (i) provided by the Business, whether to third parties or for internal use or (ii) to the best of the Shareholders' and the Company's knowledge after reasonable investigation, used in combination with any information technology of its clients, customers, suppliers or vendors, accurately processes or will process date and time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations and neither performance nor functionality of such technology will be affected by dates prior to, during and after the year 2000. The Company has no obligations under warranty agreements, service agreements or otherwise to remedy any information technology defect relating to the year 2000.

                  (l) Credit Card and Bank Accounts. Set forth on Exhibit 4.01(l)(1), is a true and complete list of the Company's employees whom have been issued a Company credit and/or debit card, including the type of card and account number. Set forth on Exhibit

4.01(l)(2), is a true and complete list of the Company's bank accounts and the authorized signatories for said accounts.

                  (m) Licenses and Compliance with Laws. The Company holds no material governmental or regulatory licenses, permits, consents or approvals in connection with the Business, and the Company is in compliance with all material laws and regulations applicable to the Business.

                  (n) True and Complete. No representation or warranty made by the Company or the Shareholders in this Agreement, nor any statement, certificate or Exhibit furnished by or on behalf of Company pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. Neither the Company nor any Shareholder has failed to disclose to Buyer any pending developments or circumstances of which it is aware which are reasonably likely to have a material adverse effect on the Business.

                  SECTION 4.02   REPRESENTATIONS OF THE BUYER.

                  Buyer represents and warrants to the Company as follows:

                  (a) Corporate Matters; No Conflict. The Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is in good standing in each other jurisdiction in which it is doing business, except where failure to be in good standing would not have a material adverse effect on the business of Buyer and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (and thereby) by the Buyer will not (a) conflict with or violate the provisions of any applicable law, rule or order or the Buyer's Certificate of Incorporation or by-laws, (b) conflict with or constitute a default under any agreement or contract by which the Buyer is bound or (c) require the consent or approval of, or filing with, any governmental body or third party. The execution, delivery and performance by the Buyer of this Agreement has been authorized and approved by all requisite corporate action on the part of the Buyer.

                  (b) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Buyer has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Buyer is responsible to pay a finder's fee, brokerage commission or similar payment to is the party listed in item 7 on Exhibit A, if any, and the Buyer shall be solely responsible for the payment of any such fee, commission or payment.

                                   ARTICLE V.

                                CERTAIN COVENANTS

                  SECTION 5.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  (a) The representations and warranties of the parties herein contained shall survive the closing of the purchase contemplated by this Agreement, notwithstanding any investigation at any time made by or on behalf of the other party, provided that any claims for indemnification in accordance with this Section 5.01 with respect to any representation or warranty must be made (and will be null and void unless made) on or before the date twenty-four (24) months following the Closing Date (except in the case of representations contained in Section 4.01(c)(v), (g), (i) and (j), which must be made within six
(6) months following the expiration of the applicable statute of limitations).

                  (b) The Shareholders, jointly and severally, hereby agree to indemnify and hold Buyer and its officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission of the representations and warranties made by the Primary Shareholder in this Agreement or in any Exhibit hereto or other documents delivered in connection herewith, (ii) any breach in any material respect by the Company and/or the Shareholders, or any of them, unless waived in writing by the Buyer, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date, including without limitation, the Employment Agreements (hereafter defined), and (iii) any and all liabilities of the Company arising prior to the Closing Date.

                  (c) Buyer hereby agrees to indemnify and hold the Shareholders harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission in the representations and warranties made by the Buyer in this Agreement, (ii) any breach in any material respect by Buyer, unless waived in writing by the Shareholders, of any covenant or agreement of Buyer contained in or arising out of this Agreement or (iii) any claim by Card Service International with respect to the personal guarantee by Bernd Neumann of account #54334200579122 with respect to charges incurred after the Closing Date.

                  (d) Any party claiming a right to indemnification hereunder (the "Indemnified Party") shall give the other party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base a claim for indemnification under this Section 5.01, provided, however, that no failure to give such notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified

Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Section 5.01(b) and
(c), however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at the Indemnifying Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

                  SECTION 5.02 COMPANY AUDIT.

                  The Shareholders agree to cause to be performed on or before September 30, 1998, an audit of the Company as at and for the years ended December 31, 1996 and 1997 and for the six month period ended June 30, 1998 by Frankel, Lodgen, Lacher, Golditch, Sardi & Howard, certified public accountants. The Shareholders shall cooperate and provide assistance in connection with the preparation of the audited financial statements for the Company, including, without limitation, making themselves available to Buyer, its affiliates and/or its auditors upon request, and using their best efforts to assist the Company's internal accounting and auditing personnel, as well as its external accounting personnel in connection with the preparation of such audit.
ARTICLE VI.

                              DELIVERIES AT CLOSING

                  SECTION 6.01 DELIVERIES BY THE COMPANY AND THE SHAREHOLDERS.

                  On the Closing Date, the Company and the Shareholders will deliver, or cause to be delivered, to the Buyer the following:

                  (a) Shareholders shall have delivered to Buyer certificates evidencing the Company Common Stock, free and clear of all liens and encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

                  (b) The following corporate documentation:

                  (i) The Company's Articles or Certificate of Incorporation certified as of a date within thirty (30) days prior to the Closing Date by the Secretary of State of the state of the Company's organization;

                  (ii) Good Standing Certificates as of date within thirty (30) days prior to the Closing Date from the Secretary of State of the state of the Company's organization and each other state in which the Company is qualified to do business;

                  (iii) The Company's By-Laws certified as of the Closing Date by the President or Secretary of the Company as being in full force and effect and unmodified; and

                  (iv) Corporate Resolutions of the Company's Board of Directors and the Shareholders (if required by the Company's By-Law's or applicable law), approving this Agreement and all the transactions contemplated hereby, certified by the President or Secretary of the Company as being in full force and effect and unmodified.

         (c) The legal opinions of counsel to the Company and the Shareholders, in a form acceptable to Buyer and its counsel.

         (d) The Escrow Agreement duly executed by the Shareholders.

         (e) Resignation, in writing, of all the directors and officers of the Company.

         (f) Consents to the change of control with respect to all Business Agreements (including, without limitation, Leases and Estoppel Certificates with respect to the Leases).

         (g) Consent to a press release in form satisfactory to, and pre-approved by, the Company and Buyer relating to this Agreement and the transactions contemplated hereby.

         SECTION 6.02 DELIVERIES BY THE BUYER.

                  On the Closing Date, the Buyer will deliver, or cause to be delivered, to the Company and the Shareholders the following:

         (a) The Purchase Price in accordance with Section 2.01.

         (b) The Escrow Agreement duly executed by the Buyer and the Escrow
Agent.

         (c) Resolutions of the Board of Directors of Buyer, authorizing the execution of this Agreement and the transactions contemplated hereby.

         (d) The legal opinions of counsel to the Buyer, in a form acceptable to the Company, Shareholders and their counsel.

         (e) Consent to a press release in form satisfactory to, and pre-approved by, the Company and Buyer relating to this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII.

                          OBLIGATIONS FOLLOWING CLOSING

         SECTION 7.01 FURTHER COOPERATION.

                  The Shareholders will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as Buyer or its successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transfer to Buyer of the Company Common Stock and/or the Company's Assets pursuant to this Agreement.

                  SECTION 7.02 TRANSITION ASSISTANCE AND ADJUSTMENTS.

                  The Shareholders shall cooperate and provide assistance to the Buyer as shall be reasonably necessary during the transition of the Business and the Company's Assets from the Company to the Buyer, or its successors and/or assigns, after the Closing Date.

                  SECTION 7.03 TAXES.

                  The Shareholders will correctly prepare or cause to be correctly prepared and timely filed all Federal, state and local tax returns, estimates and reports (a) with respect to the Company for all periods prior to the Closing Date and (b) with respect to the Shareholders in connection with the transaction contemplated by this Agreement, and pay all such taxes, if any, as and when due. The Shareholders acknowledge such taxes and accept and assume all responsibility for such taxes.

                                 ARTICLE VIII.

                                  MISCELLANEOUS

     SECTION 8.01      GOVERNING LAW; JURISDICTION.

                  This Agreement shall be governed by the laws of the State of New York. The parties hereto submit and consent to the exclusive jurisdiction of the state courts of the State of New York in the County of New York and the federal courts located therein with respect to any legal actions relating to this Agreement, or any other agreements delivered in connection herewith, between the Company and the Shareholders, on the one hand, and the Buyer, on the other hand, and any transactions contemplated thereby.

                  SECTION 8.02 COUNTERPARTS.

                  This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

                  SECTION 8.03 CONFIDENTIALITY.

                  The Company and the Shareholders, on the one hand, and the Buyer, on the other hand, each agree not to disclose or use any information acquired by it about the other party during the course of the negotiations of this Agreement and the transactions to which it relates which is confidential in nature or not otherwise generally available to the public without the prior written consent of such other party unless required to do so by applicable law or regulation or by order of a court of competent jurisdiction or an administrative agency. Each party shall be liable for any breach by its respective employees, officers, directives, shareholders, agents and/or contractors of the provisions of this Section 8.03.

                  SECTION 8.04 ENTIRE AGREEMENT; AMENDMENTS.

                  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

                  SECTION 8.05 SEVERABILITY.

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.

                  SECTION 8.06 BENEFIT; ASSIGNMENT.

                  This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that Buyer may assign its rights, duties and obligations hereunder to an affiliate of Buyer without the Company's or the Shareholders' consent.

                  SECTION 8.07 CONSTRUCTION.

                  All exhibits annexed hereto are hereby incorporated herein by reference and made a part of this Agreement. Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.

                  SECTION 8.08 IMPUTED KNOWLEDGE.

                  References in this Agreement to the "knowledge of" the Company, or words of similar import, shall include the knowledge of any and all of the Shareholders which knowledge shall be imputed to be the knowledge of the Company. References in this Agreement to the "knowledge of" the Buyer, or words of similar import, shall include the knowledge of Leonard J. Fassler which knowledge shall be imputed to be the knowledge of the Buyer.

                  SECTION 8.09 NOTICES.

                  All notices and other communications hereunder shall be in writing and deemed to have been duly given when delivered by hand, when received by registered or certified mail, postage prepaid, return receipt requested, when given by prepaid courier delivery services such as Federal Express, DHL or other similar services on the day received, or when given by facsimile transmission upon receipt by sender of confirmed answer-back, as follows:

                  (a)      if to Buyer, at

                           Sage Networks, Inc.
                           215 First Street
                           Cambridge, MA  02142
                           Attn: Rajat Bhargava, Chief Operating Officer Telecopier No.: (617) 374-1600

                           with copies to:

                           Sage Networks, Inc.
                           11 Martine Avenue
                           White Plains, NY  10606-1934
                           Attn:  Bruce S. Klein, General Counsel
                           Telecopier No.:  (914) 289-1909

                           and

                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, NY 10019
                           Attention:  E. Ann Gill, Esq.
                           Telecopier No.:  (212) 259-6333

                  (b)      if to the Company or the Shareholders, at:



                           B.N. Technology, Inc.
                           7775 Sunset Boulevard, #102
                           Los Angeles, CA  90046
                           Attn:  Bernd Neumann
                           Telecopier No.:  (213) 436-0248

                           with copies to:

                           Law Offices of Christopher Gonzalez
                           101 North Brand Boulevard, Suite 1830
                           Glendale, CA 91203
                           Attn:  Christopher Gonzalez, Esq.
                           Telecopier No.:  (818) 956-1984

                           and

                           Law Offices of Vatche Chorbajian
                           101 N. Brand Boulevard, Suite 1830
                           Glendale, CA  91203
                           Attention:  Vatche Chorbajian
                           Telecopier No.:  (818) 507-1066



                            [Signature Pages Follow]

     [SIGNATURE PAGE OF STOCK PURCHASE AGREEMENT BETWEEN SAGE NETWORKS, INC., B.N. TECHNOLOGY, INC. AND CERTAIN OTHER PARTIES DATED AUGUST 31, 1998]

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                             SAGE NETWORKS, INC.


                             By:     \s\ Leonard J. Fassler
                                     ---------------------------------
                                     Leonard J. Fassler, Co-Chairman


                             B.N. TECHNOLOGY, INC.


                             By:     \s\ Bernd Neumann
                                     ---------------------------------
                                     Bernd Neumann, President


                             SHAREHOLDERS:


                             By:     \s\ Bernd Neumann
                                     ---------------------------------
                                     Bernd Neumann


                             By:     \s\ Bernd Neumann
                                     ---------------------------------
                                     As  Attorney-In-Fact for Annedore Sommer


         The undersigned spouse of Bernd Neumann hereby consents to the foregoing agreement pursuant to which my spouse agrees to convey all right, title and interest in and to the common stock of B.N. Technology, Inc. to Sage Networks, Inc. The undersigned further agrees that the undersigned's community property interest, if any, in such common stock shall be subject to the foregoing agreement and shall be transferred to Sage Networks, Inc. pursuant thereto.

                                                        \s\ Andrea Neumann
                                                        -------------------
                                                            Andrea Neumann

     [SIGNATURE PAGE OF STOCK PURCHASE AGREEMENT BETWEEN SAGE NETWORKS, INC., B.N. TECHNOLOGY, INC. AND CERTAIN OTHER PARTIES DATED AUGUST 31, 1998]

         The undersigned spouse of Annedore Sommer hereby consents the foregoing agreement pursuant to which my spouse agrees to convey all right, title and interest in and to the common stock of B.N. Technology, Inc. to Sage Networks, Inc. The undersigned further agrees that the undersigned's community property interest, if any, in such common stock shall be subject to the foregoing agreement and shall be transferred to Sage Networks, Inc. pursuant thereto.


                                                  \s\ Detlef Sommer
                                            ----------------------------
                                                  Detlef Sommer

LIST OF EXHIBITS:
-----------------

Exhibit A                - Basic Provisions

Exhibit 4.01(b)          - Officers; Directors; Trade Names; Jurisdictions

Exhibit 4.01(c)(i)(1)    - Forms of Business Agreements with Customers

Exhibit 4.01(c)(i)(2)    - Summary of Oral Business Agreements and Copy of
                           Vendor/Service Provider and Other Agreements

Exhibit 4.01(c)(i)(3)    - Leases

Exhibit 4.01(c)(i)(4)    - Claims of Disputes Under Business Agreements

Exhibit 4.01(c)(i)(5)    - Consents to Transfer or Assign Not Obtained

Exhibit 4.01(c)(ii)      - Tangible Assets

Exhibit 4.01(c)(iii)     - Intellectual Property

Exhibit 4.01(c)(iv)      - Server Customers

Exhibit 4.01(c)(v)(1)    - Company's Financial Statements

Exhibit 4.01(c)(v)(2)    - Liens; Encumbrances

Exhibit 4.01(d)          - Bad Debts

Exhibit 4.01(e)          - Existing Employment Agreements, Labor or Collective
                           Bargaining Agreements, Employee Benefit or Welfare Plans, Description of Employees

Exhibit 4.01(g)          - Tax liabilities of the Company

Exhibit 4.01(l)(1)       - Company's Credit and Debit Cards

Exhibit 4.01(l)(2)       - Company's Bank Accounts and Authorized Signatories


In accordance with Item 601(b)(2) of Regulation S-K all exhibits have been omitted. The Company hereby agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.